EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-85270 and 333-118022) and Form S-3 (No. 333-120152) of SFBC International, Inc. of our report dated May 13, 2004 relating to the financial statements of PharmaNet, Inc. as of December 31, 2003 and for the year ended December 31, 2003, which appears in the Current Report on Form 8-K/A of SFBC International, Inc. dated December 22, 2004 filed on February 8, 2005.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
February 7, 2005